Exhibit 10.11

PROASSURANCE CORPORATION

DIRECTOR DEFERRED STOCK COMPENSATION PLAN

AMENDED AND RESTATED

December 7, 2011

AMENDED AND RESTATED

PROASSURANCE CORPORATION

DIRECTOR DEFERRED STOCK COMPENSATION PLAN

The Board of Directors of ProAssurance Corporation (the “Company”), effective December 7, 2011, amends and restates the ProAssurance Corporation Director Deferred Stock Compensation Plan (the “Plan”).

ARTICLE I

ELIGIBILITY

The Board of Directors of ProAssurance Corporation (the “Company”) may from time to time authorize to participate in the Director Deferred Stock Compensation Plan (the “Plan”) any person (“Eligible Persons”) who is elected and is currently serving as a non-employee member of the Board of Directors of the Company.

ARTICLE II

STOCK COMPENSATION SUBJECT TO PLAN

The Board of Directors of the Company on the recommendation of the Compensation Committee may determine that a portion, or all, of the compensation of Eligible Persons be paid in the form of shares of the Company’s Common Stock (the “Stock”). Unless otherwise determined by the Board of Directors, the Stock will be granted each year on the date of the Company’s Annual Meeting of Shareholders. Compensation payable in Stock shall be payable only from the shares of Stock reserved for issuance pursuant to the ProAssurance Corporation 2008 Equity Incentive Plan (including predecessor and successor plans) which has been approved by the stockholders of the Company and the shares thereunder approved for listing on the New York Stock Exchange (the “Incentive Plan”); provided that the granting of the award under the Incentive Plan shall be subject to the condition that the Company have sufficient net assets to apply to its capital and surplus in payment for the Stock an amount equal to the value of the Stock credited to the Account of the Eligible Person.

ARTICLE III

ELECTION AS TO FORM AND TIME OF PAYMENT

A.	Current or Deferred Payment Election. Each Eligible Person may elect to receive his or her Stock as either:

(1)	A current payment in accordance with Article IV below (“Current Compensation”); or

(2)	A deferred payment in accordance with Article V below (“Deferred Compensation”).

B.

Procedure for Making Elections. Subject to the provisions of Section III.C. below, each Eligible Person may make a written election as to the form and time of payment of his or her Stock under Section III.A above for each year that he or she is an Eligible Person. The election must be made before December 31 of the calendar year immediately preceding the calendar year to which the election applies. In the case of a person who first becomes an Eligible Person during a calendar year, his or her election must be made within thirty (30) days following the date upon which he or she becomes an Eligible Person. Elections will be made on forms prescribed by the Company and may be obtained from the office of the Secretary of the Company (“Election Forms”). Election Forms must be fully completed, executed and returned to the office of the Secretary on or before the applicable deadline in order to be effective. If an Election Form is not so returned by the applicable deadline, the Eligible Person will be deemed to have elected to continue his prior year’s election, or if there is no prior year election, such Eligible Person will be deemed to have elected to receive Current Compensation in accordance with Section III.A.(a) above.

C.	Revocation of Elections. No Eligible Person shall have the right to retroactively revoke any prior election under this Article III. An Eligible Person may prospectively revoke his or her election and make a new election for the next calendar year if such Eligible Person executes and delivers a new Election Form to the Secretary of the Company not later than December 31 of the current calendar year.

ARTICLE IV

CURRENT COMPENSATION

If the Eligible Person elects to receive Current Compensation, a stock certificate (or equivalent electronic transfer to an account with a registered broker dealer) for the appropriate number of shares of Stock will be issued to the Eligible Person within thirty (30) days after the annual meeting of the stockholders for the year to which such Current Compensation relates.

ARTICLE V

DEFERRED COMPENSATION

A.	Deferred Compensation Accounts. The Company will establish a Deferred Compensation Account (“Deferred Compensation Account”) for each Eligible Person who elects to receive Deferred Compensation. The Deferred Compensation Account will evidence the amount of Stock that the Eligible Person would receive at any time if he or she ceased to be an Eligible Person. The amount of Stock payable to an Eligible Person will be credited to his or her Deferred Compensation Account within thirty (30) days following the annual meeting of the shareholders of the Company.

B.

Time of Payment. Any Eligible Person who elects to receive Deferred Compensation under this Plan shall be paid the balance in his or her Deferred Compensation Account (herein defined) 30 days after such person ceases to be a member of the Board of Directors of the Company. In the case of any Eligible Person who dies, payment of the balance in his or her Account shall be made to the beneficiary designated by the Eligible Person in his or her most recent annual Election Form 30 days after the Eligible Person’s date of death. Notwithstanding the foregoing, if the Eligible Person is a “specified person” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), payment will be made 30 days after the date which is 6 months after the date that the Eligible Person ceases to be a member of the Board of Directors of the Company (or, if earlier than the end of the 6 month period, 30 days after the Eligible Person’s date of death).

C.	Change of Control. Notwithstanding the provisions of Section V.B above, any Eligible Person who elects to receive Deferred Compensation under this Plan shall be paid the balance in his or her Deferred Compensation Account (herein defined) 30 days after a Change of Control. For purposes hereof, the term “Change of Control” shall mean the occurrence of any one of the following events during the term of this Agreement.

(1)	an acquisition of the voting securities of the Company by any person, or more than one person acting as a group (as defined in the regulations under Section 409A of the Code)(“Person”), immediately after which such Person has Beneficial Ownership of more than 50.1% of the combined voting power of the Company’s then outstanding voting securities;

(2)	a merger, consolidation or reorganization involving the Company in which an entity other than the Company is the surviving entity or in which the Company is the surviving entity and the stockholders of the Company immediately preceding such transaction will own less than 50.1% of the outstanding voting securities of the surviving entity; or

(3)	the sale or other disposition of substantially all of the assets of the Company (as defined in the regulations under Section 409A of the Code) and the Company ceases to function on a going forward basis as an insurance holding company system that provides medical professional liability insurance.

D.	Source of Payment. The Stock payable or distributable hereunder will not be funded currently nor will segregated shares of Stock be maintained to pay such Deferred Compensation. Until the time of payment of the Deferred Compensation, the Eligible Person shall have no rights of ownership with respect to the Stock credited to the Account and such Stock shall not be considered to be issued and outstanding until issued and delivered to the Eligible Person at the time provided in Section V.B. above; provided, however, that notwithstanding anything herein to the contrary, there shall be credited to the Account as a liability of the Company to the Eligible Person: (i) an amount equal to all dividends that would otherwise be payable with respect to the Stock credited to the Account; and (ii) an amount equal to the sum of all proceeds that would otherwise be payable with respect to the Stock credited to the Account as a result of a merger, consolidation, recapitalization, liquidation or other reorganization of the Company; and provided further that the Stock credited to the Account shall be subject to adjustment in the case of changes in the capitalization of the Company or change of control of the Company in accordance with the Incentive Plan.

(1)	Liability of the Company. The obligation to pay the Deferred Compensation shall be considered a liability of the Company to make benefit payments in the future to the Eligible Person subject to the claims of its general unsecured creditors and shall be payable to the Eligible Person in consideration for the cancellation of such liability (and not for past services). In the event that the Company is involved in bankruptcy proceedings at any time prior to the payment of the Deferred Compensation, the liability of the Company to pay the Deferred Compensation shall be subject to adjustment and discharge on the same basis as liabilities to the other general unsecured creditors of the Company. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(2)	Spendthrift Provision. An Eligible Person’s rights to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Eligible Person or the Eligible Person’s beneficiary.

ARTICLE VI

STOCK CERTIFICATES

Stock certificates issued and delivered to Eligible Persons shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

ARTICLE VII

TERMINATION AND AMENDMENT OF PLAN

A.	The Board of Directors of the Company may at any time terminate the Plan, and may at any time and from time to time and in any respect amend the Plan.

B.	No termination, amendment or modification of the Plan shall affect adversely the rights of an Eligible Person with respect to his or her Deferred Compensation Account nor shall any Eligible Person be entitled to accelerate the terms and conditions for the payment of Deferred Compensation by reason of the termination, amendment or modification of the Plan.

C.	This Plan shall terminate upon termination of the Incentive Plan or upon the issuance of awards with respect to all shares of Stock reserved for issuance under the Incentive Plan.

ARTICLE VIII

RELATIONSHIP TO OTHER COMPENSATION PLANS

The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its subsidiaries from establishing any other form of incentive or other compensation plan for employees, officers, or directors of the Company or any of its subsidiaries.

ARTICLE IX

MISCELLANEOUS

A.	Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

B.	Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

C.	Headings, etc. Headings of Articles and Sections hereof are inserted for convenience and reference; they do not constitute part of the Plan.

D.	Interpretation. Subject to the express provisions of the Plan, the Board of Directors of the Company shall have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all determinations necessary or advisable for the administration of the Plan. No member of the Board of Directors of the Company shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Compensation payable hereunder.

E.	Taxes. If the Company is required to collect withholding taxes upon the issuance of Stock to any Eligible Person, the Company may not deliver the shares to the Eligible Person until the Eligible Person has delivered to the Company the required amount for the withholding taxes.

F.	Valuation. For purposes hereof, the Fair Market Value of a share of Stock shall mean (i) if the Stock is actively traded on any national securities exchange or reported on NASDAQ/NMS on a basis which reports closing prices, the closing sales price of the Stock on the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding day on which it was open; (ii) if the Stock is not traded on any national securities exchange, the average of the closing high bid and low asked prices of the Stock on the over-the-counter market on the day such value is to be determined, or in the absence of closing bids on such day, the closing bid on the next preceding day on which there were bids; or (iii) if the Stock also is not traded on the over-the-counter market, the Fair Market Value as determined in good faith by the Compensation Committee based on such relevant facts as may be available to the Committee, which may include opinions of independent experts, the price at which recent sales

G.	Applicable Law. This Plan shall be administered, construed and enforced in accordance with the laws of the State of Delaware.

H.	409A Compliance. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted as necessary to comply with the requirements of Section 409A of the Code.